Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the WMS Industries Inc. Employee Stock Purchase Plan of our reports dated August 28, 2008, with respect to the consolidated financial statements and schedule of WMS Industries Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2008 and the effectiveness of internal control over financial reporting of WMS Industries Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
April 30, 2009